Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	William W. Sheehan II	Connie Kao
	Executive Vice President,	Senior Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4150	connie.kao@ros.com

ROSS STORES ANNOUNCES BOARD CHAIR SUCCESSION

Dublin, California, November 24, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has approved the following Board Chair succession plan:
•As previously communicated, Michael Balmuth will step down as Executive Chairman of the Board on January 31, 2026, and will continue to serve as a Senior Advisor to the Company through March 31, 2026. Mr. Balmuth has advised that when he steps down as Executive Chairman, he will also retire from the Board.
•K. Gunnar Bjorklund, current Board member and Lead Independent Director, has been appointed to succeed Mr. Balmuth as Chairman of the Board, effective February 1, 2026.

Mr. Balmuth commented, “On behalf of the Board, we congratulate Gunnar Bjorklund on his appointment as our next Board Chair. Gunnar has long served as an independent Board member with deep knowledge of the Company and the off-price retail sector, along with a strong background in shaping consumer-driven business strategies. He has also served as our Board’s Lead Independent Director since 2023. His insights and leadership will continue to be significant assets to the Company and its shareholders.”

Mr. Balmuth continued, “It has been my privilege to have served on the Board for almost three decades, and I am deeply grateful for the collaboration and support of my fellow Board members and the Company’s executive leadership. Together, we have navigated meaningful milestones, and I am confident that the Company is well-positioned to achieve continued growth in both the near and long term.”

Mr. Bjorklund commented, “The Board extends its sincere gratitude to Michael for his extraordinary leadership and vision, which transformed Ross into the strong, nationally recognized company it is today. Under his guidance, Ross evolved from a 300-store regional chain into a leading retailer, operating two successful banners with more than 2,200 stores across the country. His strategic foresight and relentless drive have been instrumental in shaping our growth and leading industry position.

Looking ahead, I am honored by this opportunity and look forward to working closely with the Board and executive leadership team to further strengthen our market position and create lasting value for our shareholders.”

Jim Conroy, Chief Executive Officer, commented, “Michael’s steady leadership helped build the foundation of Ross Stores. His solid guidance, strong market relationships, and ability to develop countless executives have left a legacy that will serve the Company for years to come. I am personally grateful for his mentorship and for the smooth and thoughtful transition he created for my onboarding. Michael’s vision and values will continue to guide our Company well into the future.”

About Ross Stores, Inc. Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2024 revenues of $21.1 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,909 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 364 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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